Exhibit 10.9

                                     [LOGO]
                                 CAGAN - MCAFEE
                                CAPITAL PARTNERS

April 28, 2005

Mr. Thomas L. Collins, CEO
World Waste Technologies, Inc.
13520 Evening Creek
Drive, Suite 130
San Diego, CA  92128

Dear Tom,

THIS ENGAGEMENT LETTER DATED APRIL 28, 2005 REPLACES AND SUPERCEDES IN ITS ENTIRETY ANY PREVIOUS WRITTEN, SPOKEN OR IMPLIED ARRANGEMENT BETWEEN THE PARTIES HEREIN, INCLUDING THE AGREEMENT DATED MARCH 9, 2004, INCLUDING ITS ATTACHMENTS, BETWEEN CAGAN MCAFEE CAPITAL PARTNERS, LLC AND WORLD WASTE OF AMERICA, INC.

We are pleased that World Waste Technologies, Inc. (the "Company") desires to continue its engagement of Cagan McAfee Capital Partners, LLC, a strategic advisory firm as its advisor with respect to various matters involving the business of the Company (the "Advisory Services"). We look forward to continuing our work with you and your management team, and have set forth below the agreed upon terms of our involvement.

1.    Scope of Engagement

      As discussed, CMCP will undertake certain advisory services on behalf of the Company, including:

      (a) Working with the Company to develop business summary, financial projections and other presentation materials for use in marketing the Company to potential business partners, investors and merger candidates. Any information prepared by CMCP under this paragraph shall be reviewed and approved by the Company in advance of its dissemination. The accuracy of all such information shall be the responsibility of the Company.

      (b) Assisting the Company to develop and refine its corporate and financial strategy, understand certain trends in financial markets and capital structures, and provide advice and assistance on other general corporate matters.

      (c) Providing introductions to potential strategic partners, customers, management and board members, and other value-added relationships.

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2.    Fees and Expenses.

      For services provided hereunder, the Company will pay to CMCP the following:

      (a) A monthly advisory fee (the "Monthly Fee") in the amount of $5,000 per month. The Monthly Fee shall be paid by bank transfer to the account of CMCP on the first day of each month. The Monthly Fee amounts shall continue to be paid by the Company for as long as CMCP provides assistance and advisory services to the company (the "Advisory Services") and will only discontinue at the end of the term (December 31, 2006), as described in Section 6.

      (b) CMCP's actual and reasonable expenses shall be reimbursed by the Company. Any individual expense over $1,000 shall be pre-approved by the Company. Total monthly expenses shall not exceed $2,000 without prior approval by the Company.

3.    Use of Information.

      The Company recognizes and confirms that CMCP, in acting pursuant to this engagement, will be using publicly available information and information in reports and other materials provided by others, including, without limitation, information provided by or on behalf of the Company, and that CMCP does not assume responsibility for and may rely, without independent verification, on the accuracy and completeness of any such information. The Company warrants to CMCP that to the best if its knowledge all information concerning the Company furnished to CMCP in connection with the Advisory Services will be true and accurate in all material respects and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make statements therein not misleading in the light of the circumstances under which such statements are made. The Company agrees to furnish or cause to be furnished to CMCP all necessary or appropriate information for use in their engagement and the Company agrees that any information or advice rendered by CMCP or any of our representatives in connection with this engagement is for the confidential use of the Company.

4.    Certain Acknowledgements.

      The Company acknowledges that CMCP has been retained by the Company, and that the Company's engagement of CMCP is as an independent contractor. Neither this engagement, nor the delivery of any advice in connection with this engagement, is intended to confer rights upon any persons not a party hereto (including security holders, employees or creditors of the Company) as against CMCP or our affiliates or their respective directors, officers, agents and employees.

      The Company also acknowledges that CMCP may also be a significant shareholder or retained advisor to entities that merge with the Company, or who may otherwise do business with the Company, and CMCP may make investments in or act as advisor to companies that later become strategic partners or customers of the Company. CMCP shall disclose to the Company in advance of any potential or actual conflicts of interest CMCP has or may have in connection with any party to any transaction which may be contemplated by this agreement.

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      The Company  acknowledges that CMCP is a full service advisory firm and as such may, from time to time, effect transactions for our own account or the account of our clients; and we hold positions in securities of other companies, which may become a lender or investor for the purpose of this agreement. CMCP shall not by this agreement be prevented or barred from rendering services of the same or similar nature as herein described, or services of any nature whatsoever for, or on behalf of, other persons, firms, or corporations unless said proposed client is a direct competitor to the Company.

      The Company also acknowledges CMCP's Advisory Services do not include the rendering of any legal services or opinions or the performance of any work that is in the ordinary purview of a Certified Public Accountant. All final decisions with respect to consulting, advice, and services rendered by CMCP to the Company shall rest with the Company, and CMCP shall not have the authority to bind the Company to any obligation or commitment other than those enumerated herein.

5.    Indemnity.

      CMCP and the Company have entered into a separate letter agreement (Exhibit A), dated the date hereof, providing for the indemnification of CMCP by the Company in connection with CMCP's engagement hereunder, the terms of which are incorporated into this agreement in their entirety.

6.    Term of Engagement.

      CMCP's engagement shall commence on the date hereof and shall continue until December 31, 2006 and thereafter shall be automatically extended for one-year periods on each anniversary date, unless terminated by either party prior to each respective extension period, or otherwise extended. The Company may terminate this agreement at any time; but, shall pay the monthly fee through December 31, 2006 provided, however, that no such termination will affect the matters set out in this section or sections 2, 3, 4, 5, or 8, or in the separate letter agreement relating to indemnification. It is expressly agreed that following the expiration or termination of this agreement, CMCP shall be entitled to receive any fees as described above that have accrued prior to such expiration or termination but are unpaid, as well as reimbursement for expenses as set forth herein.

7.    Board Participation Rights.

      So long as CMCP or its affiliates, officers or directors, shall collectively own a minimum of five hundred thousand (500,000) shares (as adjusted for any stock splits, stock dividends, recapitalizations and the like) of the Company's stock, John Pimentel shall be nominated to be a Director of the Company and shall have the right to attend all of the Company's board meetings with equal advance notice as all other board members are given and shall have access to Company information equal to the access granted to all other board members if elected to the board

8.    Miscellaneous.

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      This Agreement is governed by the laws of the State of California, without regard to conflicts of law principles, and will be binding upon and inure to the benefit of the Company, CMCP and their respective successors and assigns. Neither this Agreement nor any duties or obligations under this Agreement may be assigned by CMCP without the prior written consent of the Company.

      The Company and CMCP agree to submit all disputes, actions, proceedings or counterclaims brought by or on behalf of either party with respect to any matter whatsoever relating to or arising out of any actual or proposed transaction or the engagement of or performance by CMCP hereunder to binding arbitration in accordance with the rules of procedure according to the Judicial Arbitration and Mediation Service (JAMS). The Parties will select an arbiter and shall divide the cost of arbitration between them, and each party shall pay its own attorney's fees. The Company and CMCP also hereby submit to the jurisdiction of the courts of the State of California, Santa Clara County in any proceeding arising out of an arbitration proceeding or judgment relating to this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement. The provisions of this Agreement relating to the payment of fees and expenses, confidentiality and accuracy of information, indemnification and CMCP's status as an independent contractor shall survive any termination of this Agreement. In the event that any provision of this Agreement shall be held to be invalid, illegal, or unenforceable in any circumstances, the remaining provisions shall nevertheless remain in full force and effect and shall be construed as if the unenforceable provisions were deleted.

We are pleased to accept this engagement and look forward to working with you. Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter.

                                            CAGAN MCAFEE CAPITAL PARTNERS, LLC

                                            By: _____________________________
                                                 Eric A. McAfee
                                                 Managing Director

                                            Date: ____________________________

Accepted and agreed to as of the date set forth above:

WORLD WASTE TECHNOLOGIES, INC.

By: ______________________________
       Thomas L. Collins
       Chief Executive Officer

Date: ____________________________

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Exhibit A

                            INDEMNIFICATION AGREEMENT

      In consideration for the agreement of Cagan McAfee Capital Partners, LLC ("CMCP") to act on behalf of World Waste Technologies, Inc. (the "Company") pursuant to the attached Engagement Letter dated as of April 28, 2005, the
Company agrees (the "Indemnitor") to indemnify and hold harmless CMCP, its affiliates, and each of their respective directors, officers, agents, shareholders, consultants, employees and controlling persons (within the meaning of the Securities Act of 1933) (CMCP and each such other person or entity are hereinafter referred to as an "Indemnified Person"), to the extent lawful, from and against any losses, claims, damages, expenses and liabilities or actions in respect thereof (collectively, "Losses"), as they may be incurred (including reasonable legal fees and other expenses as incurred in connection with investigating, preparing, defending, paying, settling or compromising any Losses, whether or not in connection with any pending or threatened litigation in which any Indemnified Person is a named party) to which any of them may become subject (including in any settlement effected with the Indemnitor's consent) and which are related to or arise out of any act, omission, disclosure (written or oral), transaction or event arising out of, contemplated by, or related to the Engagement Letter.

      The Indemnitor will not, however, be responsible under the foregoing provisions with respect to any Losses to an Indemnified Person to the extent that a court of competent jurisdiction shall have determined by a final judgment that such Losses resulted primarily from actions taken or omitted to be taken by such Indemnified Person due to his gross negligence, bad faith or willful misconduct. If multiple claims are brought against CMCP in an arbitration, with respect to at least one of which indemnification is permitted under applicable law and provided for under this agreement, any arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the arbitration award expressly states that the award, or any portion thereof, is based solely on a claim as to which indemnification is not available. No indemnified Party shall settle, compromise or otherwise dispose of any action for which indemnification is claimed hereunder without the written consent of the Indemnitor. No expenses shall be forwarded to any Indemnified Party unless such party agrees in writing to reimburse the Indemnitor for such forwarded expenses in the event it is determined that such Indemnified Party was not entitled to indemnification hereunder.

      If the indemnity referred to in this agreement should be, for any reason whatsoever, unenforceable, unavailable or otherwise insufficient to hold each Indemnified Person harmless, the Indemnitor shall pay to or on behalf of each Indemnified Person contributions for Losses so that each Indemnified Person ultimately bears only a portion of such Losses as is appropriate to reflect the relative benefits received by and the relative fault of each such Indemnified Person, respectively, on the one hand and the Indemnitor on the other hand in connection with the transaction; provided, however, that in no event shall the aggregate contribution of all Indemnified Persons to all Losses in connection with any transaction exceed the amount of any fees actually received by CMCP pursuant to the Engagement Letter. The relative fault of each Indemnified Person and the Indemnitor shall be determined by reference to, among other things, whether the actions or omissions to act were by such Indemnified Person or the Indemnitor and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action to omission to act.

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      The  Indemnitor  also agrees  that no  Indemnified  Person  shall have any liability to the Indemnitor or its affiliates, directors, officers, employees, agents or shareholders, directly or indirectly, related to or arising out of the Engagement Letter, except Losses incurred by the Indemnitor which a court of competent jurisdiction shall have determined by a final judgement to have resulted primarily from actions taken or omitted to be taken by such Indemnified Person due to its gross negligence, bad faith or willful misconduct. In no event, regardless of the legal theory advanced, shall Company or Indemnified Person be liable for any consequential, indirect, incidental or special damages of any nature. The Indemnitor agrees that without CMCP's prior written consent (which consent shall not be unreasonably withheld) it shall not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding related to the Engagement Letter unless the settlement, compromise or consent also includes an express unconditional release of all Indemnified Persons from all liability and obligations arising therefrom.

      The obligations of the Indemnitor referred to above shall be in addition to any rights that any Indemnified Person may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of any Indemnified Person and the Indemnitor. It is understood that these obligations of the Indemnitor will remain operative regardless of any termination or completion of CMCP's services.

Cagan McAfee Capital Partners, LLC.: ___________________________ Date: _________

World Waste Technologies, Inc.: ________________________________ Date: _________